UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Infinity Pharmaceuticals, Inc.

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INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2008

To our stockholders:

We invite you to our 2008 annual meeting of stockholders, which will be held at the Chatham Bars Inn, 297 Shore Road, Chatham, Massachusetts, on Thursday, May 22, 2008 at 8:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1.	To elect 12 directors to serve for a one-year term expiring at the 2009 annual meeting of stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2008, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may submit a proxy over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Steven H. Holtzman
President, Chair and Chief Executive Officer

Cambridge, Massachusetts

April 10, 2008

i

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

Proxy Statement for the 2008 Annual Meeting of Stockholders

To Be Held on May 22, 2008

This proxy statement contains information about the 2008 annual meeting of stockholders of Infinity Pharmaceuticals, Inc., including postponements and adjournments of the meeting. We are holding the meeting at the Chatham Bars Inn, 297 Shore Road, Chatham, Massachusetts 02633 on Thursday, May 22, 2008 at 8:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2007 with these proxy materials on or about April 10, 2008.

You can find our Annual Report on Form 10-K for the year ended December 31, 2007 on the Internet at our website, www.infi.com, or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.

EXPLANATORY NOTE

In September 2006, we completed our reverse merger in which a wholly-owned subsidiary of Discovery Partners International, Inc. or DPI, merged with Infinity Pharmaceuticals, Inc., or IPI, such that IPI became a wholly-owned subsidiary of DPI. In that transaction, which we refer to as the “reverse merger,” IPI changed its name to Infinity Discovery, Inc., or Old Infinity. In addition, DPI changed its name to Infinity Pharmaceuticals, Inc., or Infinity. After completion of the reverse merger, the business conducted by the combined company became the one operated by Old Infinity prior to the reverse merger. Except as specifically identified, the information contained herein with respect to periods prior to the reverse merger reflects the business of Old Infinity, and not DPI, and the information contained herein with respect to periods following the reverse merger reflect the business of the combined company. Further, the terms “Infinity,” “we,” “us,” and “our” refer to the combined company after the reverse merger, while “Old Infinity” refers to IPI prior to completion of the merger and “DPI” refers to Discovery Partners International, Inc. prior to completion of the reverse merger.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on March 31, 2008, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 19,746,652 shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or at any postponements or adjournments of the meeting.

Q. What are the voting rights of holders of our common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?	A. If you are a record holder, meaning your shares are registered in your name, you may vote:

(1)    By Submitting a Proxy Over the Internet or by Telephone: Follow the instructions on the enclosed proxy card to vote by accessing www.proxyvote.com or calling 1-800-690-6903. You must specify how you want your shares voted. Your shares will be voted according to your instructions.

(2)    By Submitting a Proxy By Mail: Complete and sign your enclosed proxy card and return it by mail in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

(3) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)    By Submitting Voting Instructions Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting instructions. You should follow those instructions.

(2)    By Submitting Voting Instructions By Mail: You will receive instructions from your broker or other nominee explaining how you can submit voting instructions for your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. Yes. You may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1) Submit a proxy over the Internet or by telephone as instructed above. Only your latest Internet or telephone proxy is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not submit a proxy over the Internet or by telephone, return your proxy, or vote by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, and Proposal 2, the ratification of the selection of our independent registered public accounting firm, are both considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to your brokerage firm. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to your brokerage firm at the time you receive this proxy statement.

Q. How many shares must be present to hold the meeting?

A.     A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are represented by proxy or that are represented in person at the meeting. For purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.

         If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?	A. Proposal 1—Election of 12 directors

To elect any of the nominees for director, stockholders holding a majority of the shares of our common stock present in person or represented by proxy and entitled to vote must vote FOR such nominee. You may vote FOR, AGAINST, or ABSTAIN for each nominee. If your shares are held by your broker in street name, and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1 or leave your shares unvoted. Broker non-votes are not voting power present and, therefore, will have no effect on the outcome of voting on this matter. Abstentions are voting power present and, therefore, will have the effect of a vote against this matter.

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 2, stockholders holding a majority of the shares of our common stock having voting power present in person or represented by proxy must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have the same effect as votes against the proposal.

Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Q. Are there other matters to be voted on at the meeting?

A.     We do not know of any other matters that may come before the meeting other than the election of 12 directors and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matters.

Q. Where can I find the voting results?

A.     We expect to report the voting results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008, which we anticipate filing with the Securities and Exchange Commission in August 2008.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: 780 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Investor Relations; 617-453-1015. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of December 31, 2007, or such other date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our current directors and nominees for director;

•	each of our executive officers named below under the heading “Compensation of Executive Officers and Directors—Summary Compensation Table”; and

•	all of our current directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after December 31, 2007 through the exercise of any stock option or other right.

Unless otherwise indicated, each person has sole voting and investment power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options Acquirable Within 60 days (1)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (2)
5% Stockholders
Entities affiliated with Prospect Venture Partners II, L.P.(3)	2,102,445		—		2,102,445	10.7%
Amgen Inc.(4)	1,447,499		—		1,447,499	7.3%
Novartis AG(5)	1,434,478		—		1,434,478	7.3%
T. Rowe Price Associates, Inc.(6)	1,193,475		—		1,193,475	6.1%
Entities affiliated with Venrock Associates(7)	1,176,284		—		1,176,284	6.0%
Wellington Management Company LLP(8)	1,151,817		—		1,151,817	5.8%
Entities affiliated with Advent Venture Partners LLP(9)	1,123,756		—		1,123,756	5.7%

Directors and Director Nominees
Steven H. Holtzman(10)	234,823		145,388		380,211	1.9%
Martin Babler	—		—		—	*
D. Ronald Daniel	13,261		15,335		28,596	*
Anthony B. Evnin, Ph.D.(7)	1,176,284		14,532		1,190,816	6.0%
Harry F. Hixson, Jr., Ph.D.	—		39,219		39,219	*
Eric S. Lander, Ph.D.(11)	82,758		13,929		96,687	*
Patrick P. Lee(9)	1,123,756		11,719		1,135,475	5.8%
Arnold J. Levine, Ph.D.(12)	15,287		19,780		35,067	*
Franklin H. Moss, Ph.D.(13)	56,128		13,929		70,057	*
Vicki L. Sato, Ph.D.	11,051		35,727		46,778	*
Ian F. Smith	—		—		—	*
James B. Tananbaum, M.D.(14)	1,552,198		13,126		1,565,324	7.9%
Michael C. Venuti, Ph.D.	50,000		20,469		70,469	*

Other Named Executive Officers
Julian Adams, Ph.D.(15)	125,532		152,788		278,320	1.4%
Adelene Q. Perkins(16)	209,521		78,335		287,856	1.5%
All current directors and executive officers as a group (13 persons)(17)	4,650,599		574,276		5,224,875	25.8%

*	Represents holdings of less than one percent.
(1)	All stock options assumed by us in the reverse merger were granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan, and are subject to a right of early exercise, pursuant to which an optionee could exercise unvested stock options and receive, in lieu thereof, shares of restricted stock that are subject to a right of repurchase by us that lapses in accordance with the vesting schedule of the original option. For purposes of this table, however, options that will not vest within 60 days after December 31, 2007 have not been deemed exercisable.
(2)

Percentage of beneficial ownership is based on 19,710,773 shares of our common stock outstanding as of December 31, 2007. In addition, shares of common stock subject to options currently exercisable, or exercisable within 60 days of December 31, 2007, are deemed outstanding and beneficially owned for the purpose of computing the percentage beneficially owned by (i) the individual holding such options (but not any other individual) and (ii) the directors and executive officers as a group.
(3)	Consists of 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. and 684,937 shares of common stock held by Prospect Venture Partners, L.P. The general partner of Prospect Venture Partners II, L.P. is Prospect Management Co. II, L.L.C. The managing directors of Prospect Management Co. II, L.L.C., Dr. Tananbaum, David Schnell, Alexander Barkas and Russell Hirsch, share voting and investment power over the shares held of record by Prospect Venture Partners II, L.P. The general partner of Prospect Venture Partners, L.P. is Prospect Management Co., L.L.C. The managing directors of Prospect Management Co., L.L.C., David Schnell and Alexander Barkas, share voting and investment power over the shares held of record by Prospect Venture Partners, L.P. Each of the managing directors listed above disclaims beneficial ownership of the shares over which he shares voting and investment power, except to the extent of his pecuniary interest therein. The address of Prospect Venture Partners is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.
(4)	The address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320-1799. For information regarding Amgen Inc., we have relied on the Schedule 13G filed by Amgen Inc. with the SEC on February 14, 2008.
(5)	Consists of 1,134,809 shares of common stock held by Novartis Pharma AG and 299,669 shares of common stock held by Novartis BioVentures Ltd. Novartis AG, as the parent of each of Novartis Pharma AG and Novartis BioVentures Ltd., may be deemed to beneficially own such shares. The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland. For information regarding Novartis AG, we have relied on the Schedule 13G filed by Novartis AG with the SEC on February 14, 2007.
(6)	The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. For information regarding T. Rowe Price Associates, Inc., we have relied on the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2008.
(7)

Consists of 211,504 shares of common stock held by Venrock Associates, 941,249 shares of common stock held by Venrock Associates III, L.P. and 23,531 shares of common stock held by Venrock Entrepreneurs Fund III, L.P. Venrock Associates is a limited partnership of which Dr. Evnin is a General Partner. The General Partners of Venrock Associates, Dr. Evnin, Michael Brooks, Eric Copeland, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates. Venrock Associates III, L.P. is a limited partnership of which Venrock Management III LLC is the General Partner. The Members of Venrock Management III LLC, Dr. Evnin, Michael Brooks, Eric Copeland, Linda Hanauer, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P. is a limited partnership of which VEF Management III LLC is the General Partner. The Members of VEF Management III LLC, Dr. Evnin, Michael Brooks, Eric Copeland, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of all such securities listed above, except to the extent of his pecuniary interest therein. The address of Venrock Associates is 530 Fifth Avenue, 22nd Floor, New York, NY 10036.

(8)	The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. For information regarding Wellington Management Company, LLP, we have relied on the Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2008.
(9)

Consists of 5,499 shares of common stock held by Advent Management III Limited Partnership, 568,663 shares of common stock held by Advent Private Equity Fund III ‘A’, 278,648 shares of common stock held by Advent Private Equity Fund III ‘B’, 77,728 shares of common stock held by Advent Private Equity Fund III ‘C’, 152,889 shares of common stock held by Advent Private Equity Fund III ‘D’, 18,331 shares of common stock held by Advent Private Equity Fund III Affiliates and 21,998 shares of common stock held by Advent Private Equity Fund III GmbH Co. KG. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’ and Advent Private Equity Fund III

Affiliates. Advent Venture Partners LLP also owns 100% of Advent Limited. Advent Limited owns 100% of Advent Private Equity GmbH, which is General Partner of Advent Private Equity Fund III GmbH Co. KG. Voting and investment power over the shares held by each of the partnerships constituting Advent Private Equity Fund III is exercised by Advent Venture Partners LLP in its role as manager. The partners of Advent Venture Partners LLP are Mr. Lee, Jeryl Andrew, Peter Baines, Jerry Benjamin, David Cheesman, Frederic Court, Leslie Gabb, Mohammed Shahzad Ahmed Malik, Martin McNair, Raj Parekh, William Neil Pearce and Nicholas Teasdale. Mr. Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others’ shares. The address of Advent Venture Partners LLP is 25 Buckingham Gate, London, SW1E 6LD, United Kingdom.

(10)	Of the shares of common stock held by Mr. Holtzman, 1,837 shares were subject to a right of repurchase in our favor as of December 31, 2007.
(11)	Consists of 71,707 shares of common stock held by Dr. Lander and 11,051 shares of common stock held by the Lander-Weiner Family Trust, of which Dr. Lander serves as a trustee. Dr. Lander shares voting and investment power with the other trustee over the shares held by the Lander-Weiner Family Trust.
(12)	Of the shares of common stock held by Dr. Levine, 1,691 shares were subject to a right of repurchase in our favor as of December 31, 2007.
(13)	Consists of 22,974 shares of common stock held by Dr. Moss, and 33,154 shares of common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship.
(14)	Consists of 134,690 shares of common stock held by a trust for which Dr. Tananbaum serves as trustee and has voting and investment power, and 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. Dr. Tananbaum is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. Dr. Tananbaum disclaims beneficial ownership of the shares of common stock held by Prospect Venture Partners II, L.P., except to the extent of his pecuniary interest therein.
(15)	Of the shares of common stock held by Dr. Adams, 1,561 shares were subject to a right of repurchase in our favor as of December 31, 2007.
(16)	Of the shares of common stock held by Ms. Perkins, 20,922 shares were subject to a right of repurchase in our favor as of December 31, 2007.
(17)	Messrs. Babler and Smith are nominees for director and do not currently serve on our board of directors. As such, the information regarding the beneficial ownership of shares of our common stock by our directors and executive officers as a group as of December 31, 2007 does not include Messrs. Babler and Smith.

PROPOSAL 1—ELECTION OF DIRECTORS

All of our directors stand for election annually. The board of directors has set the number of directors at 12. The persons named in the enclosed proxy will vote to elect Messrs. Babler, Holtzman, Lee and Smith and Drs. Evnin, Hixson, Lander, Levine, Moss, Sato, Tananbaum and Venuti as directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees, other than Messrs. Babler and Smith, is currently a member of our board of directors.

Mr. Daniel, who is currently a member of our board of directors, is retiring effective May 2008 and is not standing for re-election as a director. Mr. Daniel, age 78, has served as served as a member of our board of directors since September 2006 and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. Since 1957, Mr. Daniel has held various positions with McKinsey & Company, Inc., a management consulting firm, including Managing Partner from 1976-1988. From 1989 to 2004, Mr. Daniel held numerous positions with Harvard University and its affiliated institutions, including Treasurer of Harvard University, Member of the Harvard Corporation, Member of the Board of Overseers, Chairman of the Board of Fellows of the Harvard Medical School and Chairman of the Harvard Management Company.

If they are elected, each of the nominees will each hold office until our annual meeting of stockholders in 2009 and until his or her successor is duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each of the nominees for director. Information with respect to the number of shares of common stock beneficially owned by each of these individuals, directly or indirectly, as of December 31, 2007 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Martin Babler, age 43, is Chief Executive Officer of Talima Therapeutics, Inc., a privately-held drug delivery company, a position he has held since February 2008. Prior to joining Talima, from 2000 to 2006, Mr. Babler was Vice President of Immunology Sales and Marketing, and Director of Cardiovascular Marketing, at Genentech, Inc. Prior to joining Genentech, Mr. Babler held various roles of increasing responsibility in sales, sales management, marketing and business development with Eli Lilly and Company. Mr. Babler holds a degree in Pharmacy/Pharmacology from the ETH in Zurich, Switzerland and has attended the Executive Development Program at Kellogg Graduate School of Management.

Anthony B. Evnin, Ph.D., age 67, has served as a member of our board of directors since September 2006 and a member of the board of directors of Old Infinity from June 2001 through the completion of the reverse merger. Since 1980, Dr. Evnin has served as Managing General Partner of Venrock Associates, a venture capital firm, and has been employed by Venrock Associates since 1974. Dr. Evnin also serves as a director of several private companies, as well as the following publicly-traded biopharmaceutical companies: Icagen, Inc., Memory Pharmaceuticals Corp., Renovis, Inc. and Sunesis Pharmaceuticals, Inc. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Harry F. Hixson, Jr., Ph.D., age 69, has served as a member of the board of directors of Infinity and DPI since May 2001 and as Chairman of DPI from November 2005 though the completion of the reverse merger. Dr. Hixson is currently Chairman of BrainCells, Inc., a private biopharmaceutical company, and served as Chief Executive Officer from its founding until 2005. From 1998 to 2002, Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, and as its Chairman from 1998 to 2003. Dr. Hixson is also Chairman of SEQUENOM, a publicly-traded human genetics products and services company, and a director of Arena Pharmaceuticals, a publicly-traded pharmaceutical company. Dr. Hixson received a B.S. in Chemical Engineering from Purdue University, an M.B.A. from The University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University.

Steven H. Holtzman, age 54, has served as our Chief Executive Officer and Chair of our board of directors since September 2006, and as our President since October 2007. Mr. Holtzman is also a co-founder of Old Infinity and served as its Chief Executive Officer and as Chair of the its board of directors from inception in 2001 through completion of the reverse merger. Mr. Holtzman has also served as President of Old Infinity from July 2001 to February 2006. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company. From 1996 to 2001, Mr. Holtzman served as a presidential appointee to the National Bioethics Advisory Commission, the principal advisory body to the President and Congress on ethical issues in the biomedical and life sciences. Prior to joining Millennium Pharmaceuticals, Inc., from 1986 to 1994, Mr. Holtzman was a founder and Executive Vice President of DNX Corporation, a publicly traded biotechnology company. Mr. Holtzman is a director of Anadys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and a trustee of The Hastings Center for Ethics and the Life Sciences and the Berklee College of Music. Mr. Holtzman received a B.A. in Philosophy from Michigan State University and a B.Phil. in Philosophy from Oxford University, which he attended as a Rhodes Scholar.

Eric S. Lander, Ph.D., age 51, has served as a member of our board of directors since September 2006. Dr. Lander was a co-founder and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. Dr. Lander has been a Professor and Associate Professor of Biology at the Massachusetts Institute of Technology since 1990 and a Professor of Systems Biology at Harvard Medical School since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003 and as a member of the Whitehead Institute for Biomedical Research since 1989. From 1993 to 2003, Dr. Lander was the Director of the Whitehead/MIT Center for Genome Research. Dr. Lander received an A.B. in Mathematics from Princeton and a D.Phil. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.

Patrick P. Lee, age 52, has served as a member of our board of directors since September 2006 and a member of the board of directors of Old Infinity from September 2002 through the completion of the reverse merger. Mr. Lee is a General Partner of Advent Venture Partners, a venture capital firm, and has been employed by Advent Venture Partners since 1999. Prior to joining Advent Venture Partners, from 1989 to 1999, Mr. Lee held various positions with Rhone-Poulenc Rorer in the U.S., and Rhone Poulenc in Paris, France, where he was most recently Group Vice President for Mergers & Acquisitions. Prior to that he had been with Baxter International and Booz Allen and Hamilton. Mr. Lee serves as a director of Algeta AS, a publicly-held biopharmaceutical company and the following privately-held biopharmaceutical companies: Rhytec Ltd., Conatus, Inc. and Specialty European Pharma, Ltd. Mr. Lee received a B.A. in Biology from Vassar College and an M.B.A. from the Stanford Graduate School of Business.

Arnold J. Levine, Ph.D., age 68, has served as a member of our board of directors since September 2006 and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. Since 2002, Dr. Levine has been a Professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine and a Professor at the Institute for Advanced Study. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Prior to joining Rockefeller University, Dr. Levine was the Harry C. Weiss Professor in the Life Sciences and Chairman of the Department of Molecular Biology at Princeton University from 1984 to 1996. Dr. Levine also serves as a director of Theravance, Inc., and Applera Corporation, publicly-traded life science companies. Dr. Levine received a B.A. in Biology from Harpur College, State University of New York at Binghamton and a Ph.D. in Microbiology from The University of Pennsylvania.

Franklin H. Moss, Ph.D., age 59, has served as a member of our board of directors since September 2006. Dr. Moss was a co-founder and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. Since 1998, Dr. Moss has been President of Strategic Software Ventures LLC, a firm that nurtures enterprise software startup companies, and since February 2006, Dr. Moss has served as Director of The Media Lab and Weisner Professor of Media Arts and Sciences at the Massachusetts Institute of Technology. From 2001 through 2003, Dr. Moss served as Chairman of the Informatics Advisory Board of Old Infinity. From 1991 to 1996, Dr. Moss served as Chief Executive Officer and Chairman of Tivoli Systems, a private software company sold to IBM in 1996. Prior to joining Tivoli Systems, Dr. Moss held a variety of positions with Lotus Development, Stellar Computer, Apollo Computer and IBM Research. Dr. Moss received a B.S. in Aerospace and Mechanical Sciences from Princeton University and an S.M. and Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Vicki L. Sato, Ph.D., age 59, has served as a member of our board of directors since September 2006 and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. She is currently a professor at Harvard University. From 1992 to 2005, Dr. Sato held various positions with Vertex Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, most recently serving as President from 2000 to 2005. Prior to joining Vertex Pharmaceuticals, Inc., from 1984 to 1992, Dr. Sato held various positions with Biogen, Inc., a publicly traded biotechnology company, most recently serving as Vice President of Research and a member of its Scientific Advisory Board. Since 1993, Dr. Sato has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University and also served as an Assistant Professor and Associate Professor in the Department of Biology at Harvard University from 1975 to 1983. Dr. Sato is a business advisor to Atlas Ventures, a venture capital firm, and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as a director of Bristol-Myers Squibb Company and Alnylam Pharmaceuticals, Inc., publicly traded biopharmaceutical companies, Perkin-Elmer, Inc., a diversified company with businesses in the life and analytical sciences and optoelectronics, and Avila Therapeutics, a private biopharmaceutical company. Dr. Sato received an A.B. in Biology from Radcliffe College and an M.A. and Ph.D. in Biology from Harvard University.

Ian F. Smith, age 42, is Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals, Inc., a position he has held since February 2006. From November 2003 to February 2006, he was Vertex’s Senior Vice President and Chief Financial Officer, and from October 2001 to November 2003, he served as Vertex’s Vice President and Chief Financial Officer. Prior to joining Vertex, Mr. Smith served as a partner in the Life Science and Technology Practice Group of Ernst & Young LLP, an accounting firm, from 1999 to 2001. Mr. Smith initially joined Ernst & Young’s U.K. firm in 1987, and then joined its Boston office in 1995. Mr. Smith currently is a member of the Board of Directors of Acorda Therapeutics, Inc., Epix Pharmaceuticals, Inc. and TolerRx Inc., all publicly-traded biopharmaceutical companies. Mr. Smith holds a B.A. in accounting and finance from Manchester Metropolitan University, U.K., is a member of the American Institute of Certified Public Accountants and is a Chartered Accountant of England and Wales.

James B. Tananbaum, M.D., age 44, has served as a member of our board of directors since September 2006. Dr. Tananbaum was a co-founder and a member of the board of directors of Old Infinity from 2001 through the completion of the reverse merger. From 2000 to the present, Dr. Tananbaum has served as Managing Director of Prospect Venture Partners LP II and III, venture partnerships he co-founded. From 1997 to 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a publicly traded biopharmaceutical company. From 1993 to 1997, Dr. Tananbaum served as a partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum also serves as a director of Jazz Pharmaceuticals, Inc. and Novavax, Inc., both publicly-held biopharmaceutical companies, and the following privately-held biopharmaceutical companies: Vitae Pharmaceuticals, Inc., Patient Care, Inc., Pathwork Diagnostics, Inc., RoxRo Pharma, Inc., Cognentus Pharmaceuticals, Inc., Amira Pharmaceuticals, Inc. and Lapis Therapeutics, Inc. Dr. Tananbaum received a B.S.E.E. from Yale University and an M.D. and M.B.A. from Harvard University.

Michael C. Venuti, Ph.D., age 54, has served as a member of the board of directors of Infinity and DPI since May 2003. Dr. Venuti has been Chief Executive Officer of BioSeek, Inc., a privately-held drug discovery company, since November 2007. Prior to that, Dr. Venuti was an Operating Manager at TPG Growth Biotech Ventures, a private equity firm, from January through June 2007. Dr. Venuti served as the Acting Chief Executive Officer of DPI prior to the completion of the reverse merger and as its Chief Scientific Officer from April 2005 through September 2006. Prior to that, he was Senior Vice President of Pharmacogenomics, and was named Senior Vice President of Research and General Manager of Celera South San Francisco when the Celera Genomics Group of Applera Corporation, a life sciences company, acquired Axys Pharmaceuticals, Inc. in 2001. From 1994 through 2001, Dr. Venuti was Director of Medicinal Chemistry, and then Chief Technical Officer, for Axys Pharmaceuticals and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti has also held an appointment as Adjunct Professor of Chemistry at the University of California, San Francisco since 1992. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics described below are available on our website, www.infi.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Our board of directors believes that good corporate governance is important to ensure that Infinity is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Babler, Daniel, Lee or Smith or Drs. Evnin, Hixson, Lander, Levine, Moss, Sato or Tananbaum has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is or would be an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules. Further, our board of directors had previously determined that Mr. Herm Rosenman, who served on our board of directors during the year ended December 31, 2007, did not have a relationship that would have interfered with the exercise of independent judgment in carrying out the responsibilities of a director and that he was an “independent director” as defined above.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee of our board to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the board.

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria as set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the independent members of our board for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made to the independent members of our board, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the independent members of our board or the full board of directors, by following the procedures set forth under “Stockholder Proposals for the 2009 Annual Meeting.”

Board Meetings and Attendance

Our board of directors held seven meetings, either in person or by teleconference, during the year ended December 31, 2007, or “Fiscal 2007”. During Fiscal 2007, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a policy with regard to board members’ attendance at annual meetings. None of our directors other than Mr. Holtzman attended our 2007 annual meeting of stockholders. We anticipate that all or substantially all of our directors will attend our 2008 annual meeting of stockholders.

Board Committees

Our board of directors currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The board of directors has determined that, except as described below, all of the members of each of these committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act. Dr. Venuti, a member of our Nominating and Corporate Governance Committee, is not independent as defined under applicable Nasdaq rules.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 15 of this proxy statement).

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services. The Audit Committee has a charter, which is available on our website, www.infi.com.

The current members of the Audit Committee are Messrs. Lee (Chair) and Daniel and Dr. Tananbaum. Our board of directors has determined that Mr. Lee is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and that each of Messrs. Lee and Daniel and Dr. Tananbaum is independent as such term is defined under the applicable rules of the Nasdaq Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act. The Audit Committee held eight meetings in Fiscal 2007. See “Report of the Audit Committee” below.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive-compensation and equity-based plans that are subject to approval by the board;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included on page 19 of this proxy statement); and

•	preparing the Compensation Committee report required by SEC rules (which is included on page 34 of this proxy statement).

The Compensation Committee is authorized to retain advisors and consultants, including advisors and consultants to assist in the evaluation of executive compensation, and to compensate them for their services. The Compensation Committee has a charter, which is available on our website, www.infi.com.

The current members of the Compensation Committee are Drs. Evnin (Chair), Hixson and Moss. Our board has determined that each of Drs. Evnin, Hixson and Moss is independent as defined under the applicable Nasdaq rules. The Compensation Committee held nine meetings during Fiscal 2007. See “Compensation of Executive Officers and Directors—Compensation Committee Report” below.

Nominating and Corporate Governance Committee

In June 2007, the board established a Nominating and Corporate Governance Committee, which replaced the then-existing Corporate Governance Committee. The Nominating and Corporate Governance Committee, among other things, provides recommendations to the board regarding the nomination of directors, and has the following principal duties:

•	recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons, if any, to be elected by the board to fill any vacancies on the board;

•	developing and recommending to the board corporate governance principles; and

•	overseeing annual evaluations of the board.

The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee has a charter, which is available on our website, www.infi.com.

The current members of the Nominating and Corporate Governance Committee are Mr. Daniel (Chair) and Drs. Lander and Venuti. Our board of directors has determined that each of these members, except Dr. Venuti, is independent, as that term is defined by applicable Nasdaq rules. In connection with his appointment to the Nominating and Corporate Governance Committee, our board of directors determined that Dr. Venuti’s membership on the Nominating and Corporate Governance Committee was in the best interest of Infinity and its stockholders based on his individual qualifications. The Nominating and Corporate Governance Committee held two meetings during Fiscal 2007; the Corporate Governance Committee that preceded it also held two meetings during Fiscal 2007.

Executive and Director Compensation Processes

The Compensation Committee of our board of directors oversees our compensation program. In this role, the Compensation Committee determines and, after consultation with the entire board of directors, approves annually all compensation decisions relating to our executive officers.

In addition, in accordance with its charter, our Compensation Committee periodically reviews and makes recommendations to the board of directors with respect to director compensation. A description of the processes and procedures for the consideration and determination of executive compensation is contained in the section entitled “Compensation Discussion and Analysis” beginning on page 19 below.

The Compensation Committee has delegated to the Stock Option Administration Committee, comprised solely of Mr. Holtzman, our Chief Executive Officer, the authority to grant stock options and restricted stock under our 2000 Stock Incentive Plan, subject to the following limitations. The Stock Option Administration Committee is not authorized to: (a) grant options or restricted stock to our executive officers, (b) grant to any person, in any one calendar year, options and/or restricted stock with respect to more than 50,000 shares of our common stock, (c) grant in the aggregate in any one fiscal quarter, options and/or restricted stock with respect to more than 250,000 shares of our common stock or (d) grant options with an exercise price, or restricted stock with a purchase price, that is below the fair market value of our common stock on the date of grant (as determined under our 2000 Stock Incentive Plan). The Stock Option Administration Committee must report to the Compensation Committee on a quarterly basis regarding the options and restricted stock granted during the prior quarter.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Dr. Sato, as our current Lead Outside Director, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Outside Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@infi.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.infi.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers of, our code.

Report of the Audit Committee

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and has discussed these financial statements with our management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent registered public accounting firm its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors,

Patrick P. Lee (Chair)

D. Ronald Daniel

James B. Tananbaum, Ph.D.

Auditors’ Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$382,750	$694,675
Audit-Related Fees(2)	3,000	120,504
Tax Fees(3)	193,250	39,830

Total Fees	$579,000	$855,009

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, preparation of registration statements on Form S-8, and other professional services provided in connection with statutory and regulatory filings or engagements. In addition, for 2006, audit fees include fees related to the preparation of registration statements on Forms S-3 and S-4 and fees related to Ernst & Young LLP’s audit of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to a subscription to an online database managed by Ernst & Young LLP and, for 2006, financial due diligence associated with the reverse merger.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns. In addition, during 2007 tax fees include analyses by Ernst & Young LLP related to (i) Section 382 of the Internal Revenue Code of 1986, (ii) tax treatment of our collaborations with MedImmune, Inc. and Novartis Institutes for BioMedical Research, Inc. and (iii) research and development tax credits.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to Infinity by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During Fiscal 2007, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

TRANSACTIONS WITH RELATED PERSONS

Letter Agreements Regarding Loan Forgiveness

Effective as of March 31, 2006, Old Infinity entered into letter agreements with each of Mr. Holtzman, Dr. Adams and Ms. Perkins, pursuant to which it agreed to forgive certain indebtedness of each executive officer (including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse) in exchange for which each executive officer agreed to subject certain shares of common stock held by such executive officer to a right of repurchase in favor of Old Infinity for a period of two years. Such shares of Old Infinity common stock were exchanged for shares of our common stock in the reverse merger. The following sets forth the amount of indebtedness of each officer that was forgiven and the number of shares of common stock subject to a right of repurchase as a result of the loan forgiveness as of December 31, 2007:

Name	Total Amount of Principal and Interest Forgiven	Number of Shares of Common Stock Subject to Repurchase as of December 31, 2007
Steven H. Holtzman	$364,874	1,838
Julian Adams, Ph.D.	$311,240	1,561
Adelene Q. Perkins	$81,154	408

Agreements with Entities Affiliated with Novartis AG

In February 2006, we entered into a collaboration agreement with the Novartis Institutes for BioMedical Research, Inc., or NIBR, to discover, develop and commercialize drugs targeting Bcl protein family members for the treatment of a broad range of cancers. Under the terms of this agreement, we granted to NIBR an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon our proprietary Bcl inhibitors. NIBR paid us a $15 million up-front license fee, an affiliate of NIBR made a $5 million equity investment in Old Infinity that converted in the reverse merger into 266,313 shares of our common stock, and NIBR committed to provide us research funding of approximately $10 million over the initial two-year research term, which expired in February 2008. NIBR has agreed to make milestone payments totaling over $370 million if certain specified research, development and commercialization milestones under the alliance are achieved for multiple products for multiple indications, such that total payments to us could exceed $400 million. NIBR has also agreed to pay us royalties upon successful commercialization of any products developed under the alliance. For the year ended December 31, 2007, we recognized $3.75 million in revenue related to the amortization of the up-front license fee and $4.8 million in revenue related to the reimbursable research and development services we performed for NIBR under this agreement.

In addition, in November 2004, we entered into an agreement with Novartis International Pharmaceutical Ltd., or Novartis, to jointly design a collection of novel small molecules to be synthesized by us using our diversity oriented synthesis chemical technology platform. Novartis may use the resulting compound collection in its independent drug discovery efforts. In connection with the agreement, Novartis Pharma AG made a $15 million equity investment in Old Infinity that converted in the reverse merger into 868,496 shares of our common stock. In addition, Novartis agreed to pay us up to $10.5 million for the acceptance of compounds and to make milestone payments of up to an aggregate of $13 million for each product that Novartis develops and successfully commercializes based upon certain licensed compounds, assuming that specified clinical and regulatory objectives are achieved by Novartis. During the year ended December 31, 2007, we recognized $6.0 million as revenue for acceptance of compounds under this agreement. We have no further compound delivery obligations to Novartis under this agreement.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our compensation program. In this role, the Compensation Committee determines and approves annually all compensation decisions relating to our executive officers.

Our Executive Officers

Our current executive officers are Steven H. Holtzman, President and Chief Executive Officer, Julian Adams, Ph.D., President of Research & Development and Chief Scientific Officer, and Adelene Q. Perkins, Executive Vice President and Chief Business Officer. Dr. Adams served as our President until October 2007.

Objectives and Philosophy of our Compensation Program

The primary objectives of the Compensation Committee with respect to compensation for all of our employees (whom we call citizen-owners) are to:

•	attract, retain and motivate the highest caliber scientists and business people to develop and execute our business plan;

•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•

promote the achievement of important and measurable scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of shareholder value.

To achieve these objectives, the Compensation Committee evaluates our compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry that compete with us for talent. In addition, our compensation program ties a substantial portion of our executive officers’ overall compensation to the achievement of scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	implementation of appropriate financing strategies;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

We also provide a portion of our compensation in the form of stock options that vest over time. We believe this helps to retain our citizen-owners, including our executive officers, and aligns their interests with those of our non-employee stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

In making compensation decisions regarding our executive officers, one factor our Compensation Committee considers is a comparison of our executive compensation with the compensation of executives in similar roles in peer companies. We obtain this information through biopharmaceutical industry compensation surveys such as the Radford 2007 Biotechnology Survey, or Radford Survey, and benchmark our compensation practices using the following indices within the Radford Survey:

•	All Biopharma Companies;

•	All Biopharma Companies with 150-499 Employees;

•	All Massachusetts Companies.

Among these indices, the Compensation Committee relied primarily on the All Biopharma Companies with 150-499 Employees index in making executive compensation decisions. Although the Compensation Committee reviewed the All Massachusetts Companies index, it did not rely on this index because we would seek executive talent from a nationwide pool and there is not a material compensation difference between Massachusetts biopharmaceutical companies and all biopharmaceutical companies nationwide. In addition to relying on the Radford Survey to make executive compensation decisions, the Compensation Committee also drew upon committee members’ personal knowledge of compensation practices at comparable biopharmaceutical companies, given such individuals’ service on the compensation committees of the boards of those companies.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our Compensation Committee’s charter, however, expressly authorizes the Compensation Committee to retain and terminate any compensation consultant and to approve the fees and other terms associated with the engagement of such compensation consultant.

Performance Evaluation Process

Annually, our approximately 25-member leadership team prepares and submits for approval by our board of directors a set of annual corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Upon ratification of the overall corporate goals, departmental and individual goals are set focusing on contributions that facilitate the achievement of these company goals.

For 2007, our company goals included:

•	advancing our product development pipeline, including:

•

determination of a Phase 2 dose and schedule for retaspimycin hydrochloride for injection (also known as IPI-504), or retaspimycin, to enable planned later-stage development in a variety of indications,

•	filing of an investigational new drug, or IND, application for an orally-available Hsp90 inhibitor,

•	selection of a development candidate in our Hedgehog pathway inhibitor program, and

•	advancement of our earlier-stage discovery programs;

•	recruiting, retaining and advancing high-performing citizen-owners across all disciplines and implementing rewarding professional development initiatives;

•	identifying strategic opportunities to create shareholder value and mitigate product portfolio risk;

•	managing our financial profile to end the year with over $100 million in cash and investments.

Near the end of each year, the same leadership team then evaluates company performance against the goals for that year. With respect to company performance, our leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals at one of the following levels:

•

below industry standards, or performance that neither resulted in the achievement of the stated goals, nor was consistent with performance that should reasonably be expected of a biotechnology company of comparable size, resources or stage of development;

•

met industry standards, or performance that resulted in the stated goals substantially being met and which was consistent with performance that should reasonably be expected of a biotechnology company of comparable size, resources and stage of development;

•

met Infinity expectations, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals) and exceeded some of them, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•	exceeded Infinity expectations, or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

This assessment by our leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with our board of directors, although it is not required to do so.

In December 2007, the Compensation Committee reviewed its assessment of company performance with the full Board of Directors and it was determined that our 2007 performance was at the high end of the “meets Infinity expectations” level. In making this determination, the Compensation Committee considered the following achievements:

•	establishment of the Phase 2 dose and schedule for retaspimycin, providing a path forward for planned later-stage development of retaspimycin in gastrointestinal stromal tumors;

•	initiation of Phase 2 clinical trials of retaspimycin in non-small cell lung cancer, or NSCLC, and hormone-resistant prostate cancer;

•	presentation of data evidencing biological activity of retaspimycin in NSCLC;

•	selection of IPI-926 as a development candidate in our Hedgehog pathway program and progression of IND-enabling activities for that candidate;

•	completion of our compound delivery obligations under our technology access alliances;

•

successful recruitment of new citizen-owners in key positions, high levels of citizen-owner retention, and high levels of satisfaction with our professional development initiatives as measured by responses on our annual company survey;

•

renegotiation of worldwide rights to our Hedgehog pathway program on a royalty-free basis, with an option to participate in development of certain of AstraZeneca’s Hedgehog pathway programs in the future;

•	meeting our objective to end the year with more than $100 million in cash and investments.

The Compensation Committee also considered the decision to modify the development plan for our oral Hsp90 inhibitor program to compare preclinical data for IPI-504 and IPI-493, and the impact of that decision on our objective to file an IND for an oral Hsp90 inhibitor. It also evaluated the progression of our early research programs and considered how the performance of our strategic collaborators affected achievement of company goals. Finally, the Compensation Committee considered our market valuation in assessing overall company performance for 2007.

In addition to evaluating company performance, we evaluate the individual contributions of each citizen-owner for the year. Each citizen-owner’s evaluation begins with a written self-assessment, which is submitted to that citizen-owner’s manager. The manager solicits input from others within and/or outside of our company and then prepares a written performance review representing the manager’s assessment of the citizen-owner’s annual performance. In the case of our executive officers, Dr. Adams and Ms. Perkins submit their respective self-assessments to Mr. Holtzman, who prepares their written performance reviews based on:

•	each officer’s self-assessment;

•

feedback received from individual members of our board of directors, members of our executive leadership team, and any direct reports of the officer who do not sit on our executive leadership team; and

•	Mr. Holtzman’s personal assessment.

Mr. Holtzman also prepares a written self-assessment and submits it to the chair of the Compensation Committee. Additional assessments of Mr. Holtzman’s individual performance for 2007 were obtained through feedback received from:

•	individual members of our board of directors;

•	members of our executive leadership team and other citizen-owners with whom Mr. Holtzman regularly interacts; and

•	several of our major public shareholders, in light of Mr. Holtzman’s substantial investor relations responsibilities.

On the basis of this feedback, the Compensation Committee evaluates Mr. Holtzman’s performance based on the company’s performance against its goals, Mr. Holtzman’s performance in providing leadership of the company in the pursuit of these goals, Mr. Holtzman’s performance in providing mentorship to our other executive officers and, finally, Mr. Holtzman’s progress against his personal and professional development goals.

Historically, the Compensation Committee conducted its evaluations of both company and individual executive officer performance for a particular calendar year during the first quarter of the subsequent year. In April 2007, however, the Compensation Committee approved adjustments to the timetable for conducting performance reviews so that both company and individual citizen-owner, including executive officer, performance would thereafter be evaluated in December of each year for the twelve-month period ending on November 30. Principal among the factors considered by the Compensation Committee considered in adjusting the performance review calendar were:

•

the benefits of completing the performance evaluation process and communicating merit-based compensation awards to citizen-owners prior to the year-end holidays, thus allowing each citizen-owner to begin each new year focused on achievement of that year’s goals; and

•	the ability of the Compensation Committee to make annual merit stock option awards at a time that does not fall within a quarter-end earnings blackout period.

Components of our Compensation Program

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and discretionary annual cash bonuses, which we refer to as contingent cash compensation;

•	annual merit stock option awards; and

•	employee benefits, such as insurance and a 401(k) savings plan.

Each of these elements is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and the size of annual merit stock option awards differ from person to person based on such citizen-owner’s role, market-competitive compensation, and his or her individual performance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Cash Compensation

Our cash compensation program has two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen- owners, including each of our executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The sum of base salary and contingent cash compensation constitutes total cash compensation. For a year in which company performance is equivalent to what should reasonably be expected of a biotechnology company of comparable size, resources and stage of development, the Compensation Committee believes that the average total cash compensation for our executive officers should be targeted near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies; for a year in which company performance far exceeds industry standards, the Compensation Committee believes it should be at approximately the 75th percentile of actual total cash compensation. In addition to using the Radford Survey, the Compensation Committee uses a variety of other factors in evaluating the appropriate level of total cash compensation, including the individual’s level of responsibility, his or her leadership role in achieving our company goals, his or her annual contributions to company performance, and the ability and impact on our company of replacing the individual.

In late 2006, the Compensation Committee conducted an analysis of executive compensation, determined that total cash compensation for our executive officers was substantially below market, and concluded that it was necessary to increase cash compensation to market-competitive levels. The committee also believed, however, that raising committed base salaries to levels approaching the median total cash compensation of this peer group would inappropriately increase our fixed cost structure. To address these issues, in December 2006 the Compensation Committee decided to:

•	raise our executive officers’ base salaries; and

•	implement a contingent cash compensation program for all citizen-owners, including our executive officers.

As then structured, the aggregate amount of cash available for award as contingent cash compensation was established by reference to the Compensation Committee’s assessment of company performance, and the aggregate amount of cash available for potential award to our executive officers was as follows:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations
Chief Executive Officer	0%	30%	40%	50%
Other Executive Officers	0%	25%	30%	35%

Once the aggregate amount available for potential award under our contingent cash compensation program was established (as a function of overall company performance), the Compensation Committee then determined how much of this amount to award to each of our named executive officers based upon a combination of company and individual performance. For Mr. Holtzman, company performance accounted for 90% of the award, while individual performance accounted for 10% of the award. For our other named executive officers, company performance accounted for 80% of the award, while individual performance accounted for 20% of the award. The Compensation Committee believed that our weighting of company and individual performance in this manner was appropriate, since our executive officers have the greatest opportunity, as well as the obligation, to influence company performance.

We believe that the contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biotechnology industry to keep restrained executive base salaries while granting discretionary, performance-based cash bonuses;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people, without increasing fixed salary expense;

•

it rewards the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and shareholder interests, as a substantial percentage of our executive officers’ total compensation is dependent on the achievement of company goals.

Following the implementation of the contingent cash compensation program in 2006, our leadership team reflected on the organizational impact of the launch of this program. While the leadership team believed the overall compensation framework was sound, it believed that there were opportunities to enhance the program by both simplifying it and addressing perceptions of inequity in the program between our executive officers and our other citizen-owners. Consequently, our leadership team recommended to the Compensation Committee that the program be modified so that, instead of allocating separate pools of cash for contingent cash compensation awards by citizen-owner level, a single pool of cash would be available for all citizen-owners, including our executive officers, as contingent cash compensation. The size of this pool, which is a percentage of total company payroll, would continue to be established as a function of company performance, but that the percentage of base salary to which each citizen-owner, including each of our executive officers, would be eligible under our contingent cash compensation program would be the same for similar levels of performance. This percentage is as follows:

	Below Industry Standards			Meets Industry Standards		Meets Infinity Expectations		Exceeds Infinity Expectations
All Citizen-Owners, including Executive Officers	0%	<—>	5%	<—>	10%	<—>	15%	<—>	20%

This proposal also provided for:

•

individual contingent cash awards to be distributed solely as a function of individual performance rather than a combination of company and individual performance, it being recognized that if we did not achieve our overall company goals, executive officer compensation would be impacted irrespective of that officer’s individual achievements given the officer’s opportunity and obligation to influence company performance; and

•	the size of the contingent cash compensation pool to be considered on a continuum rather than as step functions based on levels of company performance.

In evaluating this proposal, the Compensation Committee considered the impact that implementation of this proposal would have on total cash compensation for our senior-most citizen-owners, including our executive officers, and whether the redistribution of contingent cash compensation awards from senior to junior citizen-owners would have an adverse impact on the retention value of these awards. In this regard, the Compensation Committee requested that one of our external organizational development consultants conduct confidential interviews of members of our leadership team to confirm the team’s willingness to redistribute cash compensation in a manner that could result in a decrease in team member’s total cash compensation. Based on the results of these interviews, which revealed that the proposal had the unanimous support of our leadership team, as well as the fact that the changes in contingent cash compensation contained in the proposal remained consistent with our overall compensation policy, the proposal was approved by the Compensation Committee. The Compensation Committee acknowledged, however, that base salary adjustments for our executive officers might be warranted in the future to ensure that total cash compensation for our executive officers remains competitive.

In December 2007, the Compensation Committee, based on its assessment that 2007 company performance was at the high end of the “meets Infinity expectations” level, funded the contingent cash compensation pool at

13% of total payroll, or approximately $1.9 million. The Compensation Committee then authorized the following contingent cash compensation awards for our executive officers following the review of their individual performance and, in the case of Dr. Adams, the change in his role during 2007 that warranted a downward adjustment in compensation to appropriately benchmark his compensation to chief scientific officers rather than company presidents.

2007 Contingent Cash Award
Steve H. Holtzman	$112,500
Julian Adams, Ph.D.	$37,500
Adelene Q. Perkins	$87,500

In addition, after considering market data for officers in comparable positions and the decrease in the amount of contingent cash compensation to which each of our executive officers is eligible by operation of this egalitarian program, the Compensation Committee set each of our executive officers’ 2008 base salaries at the following:

2008 Base Salary
Steve H. Holtzman	$480,000
Julian Adams, Ph.D.	$390,000
Adelene Q. Perkins	$390,000

This amount, together with a contingent cash award of a size comparable to the one granted in connection with 2007 performance, would place each of our executive officers in the 60th percentile of total cash compensation using the Radford All Biopharma Companies with 150-499 Employees index.

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our executive officers. We believe that equity grants are fundamental in creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders. In addition, the vesting feature of our equity grants are intended to further our goal of retention because it provides an incentive for our citizen-owners, including our executive officers, to remain in our employ during the vesting period.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and monthly over the following 36 months. Subsequent stock options granted under our merit stock option program vest monthly over four years. Stock options have a term of ten years; however, vesting and exercise rights cease shortly after termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price for each stock option share is equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant. All equity-based awards made to our executive officers are approved by the Compensation Committee.

We do not time option grants to our executive officers in coordination with our release of material non-public information, although the Compensation Committee generally intends to make annual merit-based stock option awards, if any, in December of each year in part to ensure that such awards are made prior to our year-end earnings blackout period. We have not adopted stock ownership guidelines for our executive officers.

All of our citizen-owners, including our executive officers, are eligible to receive merit stock option grants in connection with the annual performance review process. Stock option grants associated with the 2006 performance review process were granted in January 2007; following the change in the timing of the performance review process described above, grants associated with the 2007 performance review process were granted in December 2007. The aggregate number of shares available for potential award to each of our executive officers under our merit stock option program is based on the Compensation Committee’s assessment of the achievement of company goals for the prior year, and is equal to a percentage of the number of stock options that would be granted to such officers if they were to be newly hired into that position:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations
All Executive Officers	0%	20%	25%	33%

For example, if the Compensation Committee concluded that it would be required to grant options to purchase 250,000 shares of our common stock in order to hire a new chief scientific officer, in a year in which we met expectations, Dr. Adams, our current chief scientific officer, would be eligible to receive an option to purchase 25% of 250,000 shares of common stock, or 62,500 shares of our common stock.

In determining the size of annual equity grants to our executive officers, the Compensation Committee considers factors such as share ownership of comparable executive officers in our compensation peer group, our annual company performance, the applicable officer’s individual performance, the amount of equity previously awarded to the officer, and the amount of such equity that remains unvested. The Compensation Committee also evaluates the potential dilution that new stock option grants will have on the ownership interests of our stockholders, as well as the number of shares of our common stock that are available for award under our equity incentive plan.

In January 2007, the Compensation Committee granted to our executive officers options to purchase the following number of shares of our common stock:

Stock Options
Steve H. Holtzman	250,000
Julian Adams, Ph.D.	200,000
Adelene Q. Perkins	200,000

These grants represent the application of the formula set forth above, following the Compensation Committee’s assessment that the company had convincingly “exceeded Infinity expectations” in 2006, in addition to a one-time adjustment designed to:

•	increase the comparative share ownership of our executive officers to levels comparable to those held by executives of peer companies; and

•

increase the number of unvested stock options held by each officer, thus enhancing the retention value of the new awards and increasing the percentage of unvested stock options held by Mr. Holtzman, Dr. Adams and Ms. Perkins from 19% to 48%, 46% to 68%, and 31% to 66%, respectively.

In December 2007, the Compensation Committee determined that, based on its assessment of company performance and the application of the formula described above, that each of our citizen-owners, including our executive officers, would be eligible to receive a merit stock option grant of up to 30% of the number of stock options that would be granted to such citizen-owner if they were to be newly hired into that position. On this basis, and following the Compensation Committee’s assessment of each of our executive officer’s individual performance for 2007, the Compensation Committee granted to our executive officers options to purchase the following number of shares of our common stock:

Stock Options
Steve H. Holtzman	167,000
Julian Adams, Ph.D.	111,200
Adelene Q. Perkins	128,000

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health and dental insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid sabbatical leave following five years of service, subsidized parking, and a 401(k) savings plan. Our executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. In December 2006, our Board of Directors authorized a company-matching feature under our 401(k) savings plan that became effective in 2007. Under this feature, we match 50% of each citizen-owner’s contributions, up to a maximum of 6% of such citizen-owner’s base salary and subject to applicable IRS limitations, to our 401(k) savings plan with shares of our common stock having a value equal to such contribution, based on the fair market value of our common stock on the date of the match.

We have not provided any material perquisites or other personal benefits to our executive officers.

Severance Benefits

We entered into an offer letter with each of our executive officers when they were initially hired by our predecessor company. The letter with Mr. Holtzman provides that if his employment is terminated by us without “cause” or by Mr. Holtzman for “good reason,” as each of those terms is defined in the offer letter, and contingent upon execution by Mr. Holtzman of a severance agreement and release of claims, he will be eligible to receive salary continuation until the first anniversary of the date of his termination or, if earlier, the date on which he begins work with another employer or as a consultant or independent contractor, on either a full-time or part-time basis.

In addition, the offer letters for Dr. Adams and Ms. Perkins provide that, if his or her employment is terminated by us without “cause,” as that term is defined in the offer letter, or if he or she resigns due to a material diminution in job responsibilities or title or as a result of our failure to fulfill our obligations in the offer letter, and contingent upon execution by such officer of a severance agreement and release of claims, he or she will be eligible to receive a severance payment equal to his or her then-current base salary for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination. The offer letters also provide for the continued vesting of each officer’s unvested shares of common stock for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

In October 2007, the Compensation Committee approved amendments to each of these offer letters in order for the severance obligations to comply with new rules promulgated under Section 409A of the Internal Revenue Code. These amendments did not alter the amount of severance benefits to which each officer is entitled; rather, they provided for the deferred payment of severance benefits to the extent required to comply with Section 409A.

Accounting and Tax Considerations

We account for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, or FAS 123(R). To date, the adoption of this accounting standard has not impacted our stock option granting practices.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. At this time, we do not have a policy to factor Section 162(m) limitations into the determination of base salary or contingent cash compensation amounts.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Steven H. Holtzman,	2007	$450,000	—	$8,765	$565,034	$112,500	—	$7,182	(5)	$1,143,481
President & Chief Executive Officer (3)(4)	2006	399,712		198,417	117,764	182,000		365,306	(6)	1,263,199

Adelene Q. Perkins,	2007	$350,000	—	$—	$413,137	$87,500	—	$7,182	(5)	$857,819
Executive Vice President and Chief Business Officer(3)	2006	294,711		58,464	12,339	94,900		81,586	(6)	542,000

Julian Adams, Ph.D.	2007	$375,000	—	$38,044	$449,364	$37,500	—	$432	(7)	$900,340
President of R&D and Chief Scientific Officer(3)	2006	339,711		144,583	50,797	109,500		311,672	(6)	956,263

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable calendar year under FAS 123(R) of awards made to each of our named executive officers. The assumptions we used in calculating these amounts are discussed in Note 3 to our consolidated financial statements for the year ended December 31, 2007, which are contained in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008, except that in calculating the amounts in this column, we did not include an estimate of forfeitures.
(2)	The amounts in this column reflect amounts paid to each of our named executive officers under the contingent cash compensation program described in “Compensation Discussion and Analysis” above.
(3)	Compensation in the “Summary Compensation Table” includes compensation paid to each of our named executive officers by Old Infinity prior to the closing of the reverse merger in September 2006. (4) Mr. Holtzman, who serves on our board of directors, has received no compensation for such service. During the years ended December 31, 2006 and 2007, Mr. Holtzman was granted option awards with the grant date fair values set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2007, Mr. Holtzman held stock awards representing an aggregate of 211,094 shares of our common stock and options to purchase an aggregate of 505,742 shares of our common stock. For purposes of this footnote, 18,279 shares of common stock held by Mr. Holtzman that were obtained upon the conversion of shares of Old Infinity preferred stock in the reverse merger, as well as 5,000 shares of common stock purchased by Mr. Holtzman in the market, have not been treated as stock awards.
(5)	Includes $432 in life insurance premiums paid on behalf of the officer and $6,750 in value of the shares of our common stock contributed to the officer’s 401(k) plan account as a matching contribution.
(6)	Includes loan forgiveness in the amounts set forth above under the heading “Transactions with Related Persons—Letter Agreements Regarding Loan Forgiveness.”
(7)	Represents life insurance premiums paid on behalf of Dr. Adams.

For a more detailed discussion of the compensation paid to our named executive officers, see above under the heading “Compensation Discussion and Analysis—Components of our Compensation Program.”

Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven H. Holtzman	1/25/07	—	—	—	—	—	—	—	250,000	(2)	$13.59	$1,927,500	(4)
	12/13/07								167,000	(3)	$9.80	$1,015,360	(5)

Adelene Q. Perkins	1/25/07	—	—	—	—	—	—	—	200,000	(2)	$13.59	$1,542,000	(4)
	12/13/07								128,000	(3)	$9.80	$778,240	(5)

Julian Adams, Ph.D.	1/25/07	—	—	—	—	—	—	—	200,000	(2)	$13.59	$1,542,000	(4)
	12/13/07								111,200	(3)	$9.80	$676,096	(5)

(1)	Each of our citizen-owners, including our named executive officers, is eligible to participate in a discretionary cash bonus program, which we refer to as our contingent cash compensation program. The aggregate amount available for potential award under this program to all of our citizen-owners, including our named executive officers, if any, is a function of company performance against goals; the amounts payable to each of our named executive officers, if any, are based on a subjective assessment of individual performance by the Compensation Committee. As such, threshold, target and maximum are not determinable. See “Compensation Discussion and Analysis—Components of our Compensation Program—Cash Compensation” above.

(2)	Vests in equal monthly installments for four years, beginning on January 31, 2007.
(3)	Vests in equal monthly installments for four years, beginning on December 31, 2007.
(4)	Based on a grant date fair value of $7.71 per share.
(5)	Based on a grant date fair value of $6.08 per share.

The offer letters for Dr. Adams and Ms. Perkins provide for the continued vesting of each officer’s unvested shares of common stock for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven H. Holtzman	41,443	13,814	(3)		$2.04	5/10/2015
	331				$3.48	3/31/2016
	15,886	17,268	(4)		$3.48	3/31/2016
	62,500	187,500	(5)		$13.59	1/25/2017
	3,479	163,521	(6)		$9.80	12/13/2017
							1,838	(7)	$17,553

Adelene Q. Perkins	10,591	11,512	(4)		$3.48	3/31/2016
	331				$3.48	3/31/2016
	49,999	150,001	(5)		$13.59	1/25/2017
	2,667	125,333	(6)		$9.80	12/13/2017
							408	(7)	$3,896
							13,676	(5)	$130,606
							6,838	(8)	$65,303

Julian Adams, Ph.D.	41,046	13,681	(3)		$2.04	5/10/2015
	27,267	27,363	(9)		$2.04	5/10/2015
	97				$2.04	5/10/2015
	331				$3.48	3/31/2016
	13,238	14,390	(4)		$3.48	3/31/2016
	49,999	150,001	(5)		$13.59	1/25/2017
	2,317	108,833	(6)		$9.80	12/13/2017
							1,561	(7)	$14,908

(1)	All stock options assumed by us in the reverse merger were granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan, and are subject to a right of early exercise, pursuant to which an optionee could exercise unvested stock options and receive, in lieu thereof, shares of restricted stock that are subject to a right of repurchase by us that lapses in accordance with the vesting schedule of the original option. For purposes of this table, however, options that are not vested as of December 31, 2007 have not been deemed exercisable.
(2)	Consists of shares of restricted stock acquired by the early exercise of options granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan.
(3)	Vested in full on January 31, 2008.
(4)	Vests in equal annual installments on February 1 of each year through February 1, 2009.
(5)	Vests in equal monthly installments on the last day of the month through December 31, 2010.
(6)	Vests in equal monthly installments on the last day of the month through November 30, 2011.
(7)	Vests in equal monthly installments on the last day of the month through March 31, 2008.
(8)	Vests in equal monthly installments on the last day of the month through December 31, 2008.
(9)	Vests in equal annual installments on January 31 of each year through January 31, 2010.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven H. Holtzman	—	—	17,443	$162,447
Adelene Q. Perkins	—	—	18,553	$170,934
Julian Adams, Ph.D.	—	—	40,780	$389,938

Potential Payments Upon Termination or Change-in-Control

For a discussion of severance benefits that may become due to each of Mr. Holtzman, Ms. Perkins and Dr. Adams, see “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Components of our Compensation Program—Severance Benefits” above. If the employment of Mr. Holtzman had been terminated on December 31, 2007, under circumstances that entitled him to severance benefits described in such section, Mr. Holtzman would be entitled to receive salary continuation until either he commenced employment with a new employer or December 31, 2008, whichever came first, the amount of which would have been up to $450,000. If the employment of Ms. Perkins had been terminated on December 31, 2007, under circumstances that entitled her to severance benefits described in such section, Ms. Perkins would have been entitled to receive a severance payment in the amount of $350,000. If the employment of Dr. Adams had been terminated on December 31, 2007, under circumstances that entitled him to severance benefits described in such section, Dr. Adams would have been entitled to receive a severance payment in the amount of $187,500.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
D. Ronald Daniel	$23,917	—	$91,354	(2)	—	—	—	$115,271
Anthony B. Evnin, Ph.D.	$26,500	—	$84,616	(3)	—	—	—	$111,116
Harry F. Hixson, Jr., Ph.D.	$22,500	—	$82,229	(4)	—	—	—	$104,729
Eric S. Lander, Ph.D.	$18,000	—	$85,567	(5)	—	—	—	$103,567
Patrick P. Lee	$22,500	—	$82,229	(6)	—	—	—	$104,729
Arnold J. Levine, Ph.D.	$27,000	—	$111,411	(7)	—	—	—	$138,411
Franklin H. Moss, Ph.D.	$23,000	—	$85,567	(8)	—	—	—	$108,567
Herm Rosenman	$32,000	—	$179,212	(9)	—	—	—	$211,212
Vicki L. Sato, Ph.D.	$43,500	—	$126,399	(10)	—	—	—	$169,899
James B. Tananbaum, M.D.	$18,000	—	$90,396	(11)	—	—	—	$108,396
Michael C. Venuti, Ph.D.	$20,500	—	$82,229	(12)	—	—	—	$102,729

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2007 under FAS 123(R) of awards made to such individual. The assumptions we used in calculating these amounts are discussed in Note 3 to our consolidated financial statements for the year ended December 31, 2007, which are contained in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2008, except that in calculating the amounts in this column, we did not include an estimate of forfeitures.

(2)	Mr. Daniel was granted option awards on June 12, 2006, September 12, 2006 and June 4, 2007 that had grant date fair values of $4,549, $246,375 and $11,512, respectively. As of December 31, 2007, Mr. Daniel held stock awards representing an aggregate of 13,261 shares of our common stock and options to purchase an aggregate of 32,210 shares of our common stock.
(3)	Dr. Evnin was granted two option awards on September 12, 2006, which had grant date fair values of $16,425 and $246,375, and an option award on September 12, 2007 that had a grant date fair value of $9,477. As of December 31, 2007, Dr. Evnin did not hold any stock awards, but held options to purchase an aggregate of 31,875 shares of our common stock. For purposes of this footnote, 1,176,284 shares of our common stock held by entities affiliated with Venrock Associates, which are identified as being beneficially owned by Dr. Evnin in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(4)	Dr. Hixson was granted an option award on September 12, 2006 that had a grant date fair value of $246,375. As of December 31, 2007, Dr. Hixson did not hold any stock awards, but held options to purchase an aggregate of 55,625 shares of our common stock.
(5)	Dr. Lander was granted option awards on June 12, 2006 and September 12, 2006 that had grant date fair values of $4,549 and $246,375, respectively. As of December 31, 2007, Dr. Lander held stock awards representing an aggregate of 72,939 shares of our common stock (including 11,051 shares of our common stock held by the Lander-Weiner Family Trust) and options to purchase an aggregate of 30,335 shares of our common stock. For purposes of this footnote, 9,819 shares of common stock held by Dr. Lander that were obtained upon the conversion of shares of Old Infinity preferred stock in the reverse merger have not been treated as stock awards.
(6)	Mr. Lee was granted an option award on September 12, 2006 that had a grant date fair value of $246,375. As of December 31, 2007, Mr. Lee did not hold any stock awards, but held options to purchase 31,875 shares of our common stock. For purposes of this footnote, 1,123,756 shares of our common stock held by entities affiliated with Advent Venture Partners LLP, which are identified as being beneficially owned by Mr. Lee in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(7)	Dr. Levine was granted an option award on June 12, 2006 that had a grant date fair value of $4,549, two option awards on September 12, 2006 which had grant date fair values of $32,850 and $246,375, respectively, and an option award on September 12, 2007 that had a grant date fair value of $18,953. As of December 31, 2007, Dr. Levine held stock awards representing an aggregate of 15,287 shares of our common stock and options to purchase an aggregate of 39,526 shares of our common stock.
(8)	Dr. Moss was granted option awards on June 12, 2006 and September 12, 2006 that had grant date fair values of $4,549 and $246,375, respectively. As of December 31, 2007, Dr. Moss held stock awards representing an aggregate of 38,818 shares of our common stock (including 33,154 shares of our common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship) and options to purchase an aggregate of 30,335 shares of our common stock. For purposes of this footnote, 17,310 shares of common stock held by Dr. Moss that were obtained upon the conversion of shares of Old Infinity preferred stock in the reverse merger have not been treated as stock awards.
(9)	Mr. Rosenman was granted two option awards on September 12, 2006, which had grant date fair values of $32,850 and $246,375, respectively, and an option award on September 12, 2007 that had a grant date fair value of $18,953. As of December 31, 2007, Mr. Rosenman did not hold any stock awards, but held options to purchase an aggregate of 53,125 shares of our common stock. When Mr. Rosenman resigned from our board of directors on December 31, 2007, he was granted the right to exercise his vested stock options for an additional two-year period. In connection with the modification of this award, we recognized an additional $79,880 in stock-based compensation expense during Fiscal 2007.
(10)	Dr. Sato was granted an option award on June 12, 2006 that had a grant date fair value of $4,549, two option awards on September 12, 2006 which had grant date fair values of $82,125 and $246,375, respectively, and an option award on September 12, 2007 that had a grant date fair value of $47,383. As of December 31, 2007, Dr. Sato held stock awards representing an aggregate of 11,051 shares of our common stock and options to purchase an aggregate of 56,820 shares of our common stock.

(11)	Dr. Tananbaum was granted two option awards on September 12, 2006 which had grant date fair values of $16,425 and $246,375, respectively. As of December 31, 2007, Dr. Tananbaum held stock awards representing an aggregate of 134,690 shares of our common stock (which stock awards were held entirely through a trust for which he serves as trustee and has voting and investment power) and held options to purchase an aggregate of 30,000 shares of our common stock. For purposes of this footnote, 1,417,508 shares of our common stock held by Prospect Venture Partners II, L.P., which are identified as being beneficially owned by Dr. Tananbaum in the table entitled “Stock Ownership of Certain Beneficial Owners and Management” above, have not been treated as stock awards.
(12)	Dr. Venuti was granted an option award on September 12, 2006 that had a grant date fair value of $246,375. As of December 31, 2007, Dr. Venuti held stock awards representing an aggregate of 50,000 shares of our common stock and options to purchase an aggregate of 36,875 shares of our common stock.

The following is a summary of the standard compensation of our non-employee directors as of December 31, 2007:

•	a $10,000 annual retainer;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as lead research and development director;

•	a $10,000 annual retainer for service as chair of the Audit Committee;

•	a $5,000 annual retainer for service as chair of the Compensation Committee;

•	a $5,000 annual retainer for service as chair of the Nominating and Corporate Governance Committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•	$500 for each meeting of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee attended in person or by telephone.

In February 2008, the Compensation Committee increased the annual retainer for non-employee directors from $10,000 to $15,000, effective upon the election of directors at our 2008 annual meeting of stockholders.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

No director who is an employee receives compensation for services rendered as a director.

In addition to the cash compensation discussed above, non-employee directors are eligible to receive non-statutory stock options under our 2000 Stock Incentive Plan as follows:

•

Each non-employee director initially elected to the board following September 12, 2006, on the date of his or her initial election to the board, will receive a non-statutory option to purchase 9,375 shares of our common stock. Shares subject to each such option will become exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

•

Each non-employee director shall, on the date of the first annual stockholders meeting following the first anniversary of his or her initial election to the board and on the date of each annual stockholders meeting thereafter, receive a non-statutory option to purchase 5,625 shares of common stock; provided, however, that such options will not be granted to non-employee directors serving on the board on September 13, 2006 until the first annual stockholders meeting after September 12, 2009. Shares of common stock subject to each such option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

•

Each non-employee director who serves in the following positions will receive additional options to purchase shares of our common stock in the amounts indicated below upon the date of commencement of service in such position and upon each anniversary thereafter. Each of these grants will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve in the applicable position; however, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member:

Position	Stock Option Grant
Lead Outside Director	9,375 shares
Lead Research and Development Director	3,750 shares
Chair of Audit Committee	3,750 shares
Chair of Compensation Committee	1,875 shares
Chair of Nominating and Corporate Governance Committee	1,875 shares

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,782,131	$14.22	432,887	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,782,131	$14.22	432,887	(2)

(1)	This table excludes an aggregate of 1,093,873 shares of our common stock issuable upon exercise of outstanding options granted by Old Infinity and assumed by us in connection with the reverse merger. The weighted average exercise price of the excluded options is $4.03. This table also excludes an aggregate of 246,629 shares of our common stock issuable upon exercise of outstanding warrants issued by Old Infinity and assumed by DPI in connection with the reverse merger. The weighted average exercise price of the excluded warrants is $12.75.
(2)	Consists of shares of our common stock available for future issuance under our 2000 Stock Incentive Plan. In addition, the number of shares of our common stock available for future issuance under our 2000 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to 4% of the total number of shares of our common stock that were outstanding on the last trading day of the preceding calendar year, but in no event shall any such annual increase exceed 2,000,000 shares.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Drs. Evnin, Hixson and Moss. Other than Dr. Moss, who was an employee of Old Infinity in 2003, no member of the Compensation Committee was at any time during 2007, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Infinity has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors

Anthony B. Evnin, Ph.D. (Chair)

Harry F. Hixson, Jr., Ph.D.

Franklin H. Moss, Ph.D.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since the completion of the reverse merger, and as the independent registered public accounting firm of Old Infinity since 2001. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2008 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The board of directors believes that the selection of Ernst & Young LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during Fiscal 2007, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2009 Annual Meeting

We must receive proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders at our principal executive offices, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, not later than December 11, 2008, for inclusion in the proxy statement and proxy card for that meeting. However, if the date of our 2009 annual meeting is prior to April 22, 2009 or after June 21, 2009, the deadline is ten business days before we begin to print and mail our proxy materials for the 2009 annual meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act). The required notice must be received by our Vice President and General Counsel, Gerald E. Quirk, at our principal executive offices not later than January 22, 2009. However, if the date of our 2009 annual meeting is prior to March 23, 2009 or after August 20, 2009, the notice must be received no earlier than the 120th day prior to the 2009 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2009 annual meeting and (2) the 10th day following the date on which notice of the date of the annual meeting was mailed or publicly disclosed, whichever occurs first. If the stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

By Order of the Board of Directors,

STEVEN H. HOLTZMAN President, Chair and Chief Executive Officer

April 10, 2008

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219

SUBMIT A PROXY BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Infinity Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

SUBMIT A PROXY BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Infinity Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                        INFPH1                 KEEP THIS PORTION FOR YOUR RECORDS

                                                     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

    INFINITY PHARMACEUTICALS, INC.

    A VOTE FOR ALL OF THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS

Vote On Directors

1.	To elect 12 directors to serve for a one-year term expiring at the 2009 annual meeting of stockholders:		For	Against	Abstain

	1a)	Martin Babler	☐	☐	☐			For	Against	Abstain

	1b)	Anthony B. Evnin, Ph.D.	☐	☐	☐	1i)	Vicki L. Sato, Ph.D.	☐	☐	☐

	1c)	Harry F. Hixson, Jr., Ph.D.	☐	☐	☐	1j)	Ian F. Smith	☐	☐	☐

	1d)	Steven H. Holtzman	☐	☐	☐	1k)	James B. Tananbaum, M.D.	☐	☐	☐

	1e)	Eric S. Lander, Ph.D.	☐	☐	☐	1l)	Michael C. Venuti, Ph.D.	☐	☐	☐

	1f)	Patrick P. Lee	☐	☐	☐			For	Against	Abstain

	1g)	Arnold J. Levine, Ph.D.	☐	☐	☐	Vote On Proposal		☐	☐	☐

	1h)	Franklin H. Moss, Ph.D.	☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

For address changes/comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2008

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Steven H. Holtzman, Adelene Q. Perkins and Gerald E. Quirk, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2008 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE